UNITED STATES
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QUALSTAR CORPORATION
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Press Release issued by Qualstar Corporation on May 18, 2012

Investor Contact:

Nicki Andalon
Vice President & CFO
Qualstar Corporation
(805) 583-7744

Qualstar Sets June 20, 2012 Special Shareholder Meeting

SIMI VALLEY, CA — (Marketwire – May 18, 2012)- Qualstar® Corporation (NASDAQ: QBAK - News), today announced, in response to a request received from BKF Capital Group, Inc. (“BKF”), that a Special Meeting of Shareholders will be held on Wednesday, June 20, 2012.  The meeting will take place at Qualstar’s offices located at 3990-B Heritage Oak Court, Simi Valley, California 93063, at 10:00 a.m. PDT.  The record date for the meeting is May 23, 2012, and shareholders of record as of that date will be eligible to vote at the meeting.

“We plan to implement new initiatives to increase sales and return Qualstar to sustained profitability and we believe Qualstar’s directors bring a valuable blend of industry knowledge as well as strategic and operational expertise that will be important to our success in achieving that goal,” said Lawrence Firestone, recently appointed as Qualstar’s new Chief Executive Officer and President to succeed Mr. William J. Gervais, who will retire as of June 15, 2012.  Mr. Gervais, a co-founder of Qualstar, currently owns approximately 27% of Qualstar’s total shares outstanding.  Mr. Firestone further commented:  “We believe that BKF is seeking to take control of Qualstar in order to secure a quick, opportunistic gain, instead of seeking to return Qualstar to profitability in order to enhance shareholder value for all of our shareholders.  As a result, we oppose BKF’s attempt to replace our Board with its own nominees.  We look forward to the Special Meeting, which will provide our shareholders an important opportunity to support our directors and management and to putting this wasteful proxy contest behind us, so that we can focus our efforts and Qualstar’s resources on running the Company and creating shareholder value.”

Qualstar intends to file a proxy statement with the Securities and Exchange Commission in connection with the Special Meeting, which will be mailed to shareholders along with a white proxy card.

About Qualstar Corporation

Qualstar, founded in 1984, is a diversified electronics manufacturer specializing in data storage and power supplies. The company's products are known throughout the world for high quality and Simply Reliable designs that provide years of trouble-free service. More information is available at www.qualstar.com or www.n2power.com.

IMPORTANT INFORMATION / SOLICITATION PARTICIPANTS LEGEND

Qualstar Corporation and its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Qualstar Corporation in connection with any meeting of shareholders that may be held.  Information regarding these directors and executive officers and their interests in connection with the matters to be voted on at any meeting that may be held will be included in the proxy statement filed by Qualstar Corporation with the Securities and Exchange Commission in connection with any such meeting.  In addition, Qualstar Corporation files annual, quarterly and special reports, proxy and information statements, and other information with the Securities and Exchange Commission.  These documents are available, and the proxy statement, when it is filed with the Securities and Exchange Commission, will be available free of charge at the Securities and Exchange Commission’s web site at www.sec.gov or from Qualstar Corporation at www.qualstar.com.

SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT IS AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION THAT SHAREHOLDERS SHOULD CONSIDER BEFORE MAKING ANY VOTING OR INVESTMENT DECISION.

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